OCTOBER 24, 2023 / 2:00PM, ABG.N - Q3 2023 Asbury Automotive Group Inc Earnings Exhibit 99.1

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OCTOBER 24, 2023 / 2:00PM, ABG.N - Q3 2023 Asbury Automotive Group Inc Earnings Call
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C O R P O R A T E P A R T I C I P A N T S
Daniel Clara Asbury Automotive Group, Inc. - SVP of Operations
David W. Hult Asbury Automotive Group, Inc. - President, CEO & Director
George A. Villasana Asbury Automotive Group, Inc. - Senior VP, Chief Legal Officer & Secretary
Michael D. Welch Asbury Automotive Group, Inc. - Senior VP & CFO
C O N F E R E N C E C A L L P A R T I C I P A N T S
Bret David Jordan Jefferies LLC, Research Division - MD & Equity Analyst
Daniel Robert Imbro Stephens Inc., Research Division - MD & Research Analyst
John Joseph Murphy BofA Securities, Research Division - MD and Lead United States Auto Analyst
Rajat Gupta JPMorgan Chase & Co, Research Division - Research Analyst
Ryan Ronald Sigdahl Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst of Institutional Research
P R E S E N T A T I O N
Operator
Greetings, and welcome to Asbury Automotive Group Third Quarter 2023 Earnings Conference Call.
(Operator Instructions)
As a reminder, this conference is being recorded. I would now like to turn this call over to your host, George Villasana, Senior Vice President and
Chief Legal Officer. Thank you. You may begin.

George A. Villasana - Asbury Automotive Group, Inc. - Senior VP, Chief Legal Officer & Secretary
Thank you, operator, and good morning. As noted, today's call is being recorded and will be available for replay later this afternoon. Welcome to
Asbury Automotive Group's Third Quarter 2023 Earnings Call. The press release detailing Asbury's third quarter results was issued earlier this morning and is posted on our website at investors.asburyauto.com.
Participating with me today are David Hult, our President and Chief Executive Officer; Dan Clara, our Senior Vice President of Operations; and
Michael Welch, our Senior Vice President and Chief Financial Officer. At the conclusion of our remarks, we will open the call up for questions, and we will be available for any follow-up questions later.
Before we begin, we remind you that the discussion during the call today is likely to contain forward-looking statements. Forward-looking statements are statements other than those which are historical in nature, which may include financial projections, forecasts and current expectations, each of which are subject to significant uncertainties. For information regarding certain of the risks that may cause actual results to differ materially from these statements, please see our filings with the SEC, including our Form 10-K for the year ended December 2022 and any subsequently filed quarterly reports on Form 10-Q and our earnings press release issued earlier today.
We expressly disclaim any responsibility to update forward-looking statements. In addition, certain non-GAAP financial measures, as defined under
SEC rules, may be discussed on this call. As required by applicable SEC rules, we provide reconciliations of any such non-GAAP financial measures to the most directly comparable GAAP measures on our website. We also have posted an updated investor presentation on our website at
investors.asburyauto.com highlighting our third quarter results. Now it is my pleasure to hand the call over to our CEO, David Hult.

David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Thank you, George. Good morning, everyone. Welcome to our third quarter earnings call. First, I'd like to commend the resiliency and strong efforts of our team members as they work diligently to deliver the most guest-centric experience in automotive retail. They have executed efficiently to maintain cost control as our business has scaled. I'll remind everyone in the span of 2 years, we doubled the size of our company. The team has worked very hard to set up infrastructure to integrate processes, increase productivity and drive performance.
Now on to our consolidated results for the third quarter. We delivered $3.7 billion in revenue, had an adjusted SG&A as a percentage of gross profit of 58.4%, had a gross profit margin of 18.4%. We generated an adjusted operating margin of 7.2%. Our adjusted EBITDA was $280 million, and our adjusted EPS was $8.12.
I'll touch on some areas where we did well and other areas where we know we have work to do. As expected, this quarter, we saw some headwinds beginning with brand and model mix in new vehicles. While days supply remains at a healthy level, we are seeing some cases where high demand models are selling well, though difficult to replenish, while others remain at elevated days supply.
On the used side, we continue to see a challenging market for sourcing those vehicles. We are seeing a continuation of PVRs as a whole trending to a more sustainable level.
Our Parts and Service business showed year-over-year growth. Yet this is an area that was disproportionately impacted by the integration activities we mentioned last quarter. Demand remains strong, and we are confident in the longer-term trend of our Parts and Service business.
Turning to F&I. I'll highlight 2 areas in the quarter. We are seeing slightly lower penetration rates in our F&I products as customers look for ways to manage lower monthly payments in a rising rate environment. Second, the way in which we account for TCA will result in a negative drag on results over the next 2 years as the products roll out across the legacy Asbury stores. The impact is driven by the way in which sales from the products are recorded over time rather than upfront like a third-party provider. Michael will cover in more detail in his section.
Finally, our SG&A levels in the quarter demonstrated our commitment to manage our cost structure to the performance of the business.
I'm encouraged by the progress and direction of our operations and strategic initiatives. We are enthusiastic about the pending acquisition of the
Jim Koons Automotive Group, a well-respected group with a phenomenal set of team members and leaders. The group generates over $3 billion in annual revenue and averages over $140 million in revenue per rooftop.
Amidst the evolving backdrop of our space, I am optimistic about automotive retail and our diversified business model. We have strategically purchased quality assets making us a stronger company, part of our long-term plan to deploy capital to its best and highest use. We have entered into growing strategic markets that we haven't operated in before, and we continue to integrate and grow the business.
We operate in an environment where the average age of the car is 12.5 years. And while SAAR levels have been trending higher, it is important to note we are still below historical levels. Our Parts and Service business will remain a critical element of our success well into the future; repairing older vehicles, addressing the complexity of newer cars and supporting numerous EV models rolling out over the next few years.
Overall, we are focused on achieving our long-term strategic goals. We plan to fund the pending act of the Koons acquisition with existing liquidity and capacity. Our strong balance sheet and reliable cash flow has enabled us to undertake this deal without the need to raise additional debt or issue equity. We are well aware that interest rates have moved up, and we have adjusted our return assumptions accordingly. We will remain strategic with our capital allocation decisioning with a focus on paying down debt in 2024.
As we are winding down on year 3 of our 5-year plan, I am proud of the progress we have made in transforming the size and scale of our business.

In just a few short years, we have grown revenue from $7 billion to $15 billion, or $18 billion pending the Koons acquisition; increased adjusted
EPS from nearly $13 to over $34 per share; generated over $400 million in adjusted operating cash flow to now just over $700 million before the pending Koons acquisition; increased adjusted EBITDA from $400 million to an annualized run rate of $1.2 billion. We acquired an insurance company, Total Care Auto, and introduced Clicklane, tools which fundamentally changed the buying experience.
Our 2025 growth objectives will be updated after our year-end results and the planned closing of the Koons acquisition to provide a clearer road map for our long-term growth trajectory. I will now hand the call over to Dan to discuss our operating performance. Dan?
Daniel Clara - Asbury Automotive Group, Inc. - SVP of Operations
Thank you, David, and good morning, everyone. I'll start off by once again thanking our team members who deliver the most guest-centric automotive retailer experience. Now moving to same-store performance, which includes dealerships and TCA unless stated otherwise.
Starting with new vehicles. Our new vehicle inventory ended the quarter at $807 million, which represents a 36 days supply. As in previous quarters,

there was significant variation among brands and models.
Our new vehicle revenue grew 8% year-over-year to $1.9 billion, and unit volume grew 5% year-over-year to over 36,000 vehicles. New average gross profit per vehicle was $4,567. New vehicle gross margin was 9% this quarter.
Turning to used vehicles. Used retail revenue was $1 billion as unit volume was over 32,000 vehicles in the quarter. Average used retail gross profit per vehicle was $1,862 for the quarter, a function of stronger new vehicle availability and macro conditions. Our used vehicle inventory ended the quarter at $304 million, which represents a 29 days supply. As conveyed in our opening remarks, we are still seeing challenges in sourcing inventory.
We typically source about 90% of vehicles internally to maintain a strong profitability profile. We remain focused on delivering strong profitability over chasing volume in this environment.
Shifting to F&I. We delivered an F&I PVR of $2,207 compared to $2,521 last year, a reflection of higher interest rates pressuring consumer payments, which impacts our F&I results. In the third quarter, our total front-end yield per vehicle was $5,514.
Moving to Parts and Service. Our Parts and Service business revenue increased 3% in the quarter to $526 million, growing over a tough comparison from last year's strong same-store growth of 12%. We have also been investing across the business towards the transition of software to support a more unified process and platform for fixed ops, some of which relates to the integration activities that David mentioned in his opening remarks.
We observed a mixed result among the stores in performance.
Now turning to Clicklane. Please note that for Clicklane, we are reporting on an all-store basis. We achieved another all-time record with over 11,600 vehicles sold through Clicklane in the third quarter, a 71% increase year-over-year. 17% of our third quarter new and used retail sales were powered by Clicklane.
We generated $460 million in Clicklane revenue for the quarter. We are tracking to approximately $2 billion of revenue in 2023, mostly governed by constraints within pre-owned sourcing and relatively low days supply in our high-velocity brands that make up a good portion for new vehicle sales.
Moving on to some Clicklane KPIs for the third quarter. 46% of Clicklane sales in Q3 were new vehicles and 54% were used. Total front-end PVR of
$3,018 and F&I PVR of $2,151, which equates to $5,168 of total front-end yield. The average Clicklane customer credit score was 723, which is higher than the average credit score at our stores and sequentially higher than last quarter.
92% of those that applied were approved for financing, of which 86% of those customers received instant approval, while the remaining customers required some off-line assistance. 74% were lender finance sales and 26% were cash sales. The average down payment of the finance sales continues to be over $9,000. The average distance of our Clicklane delivery from our dealerships was 40 miles, consistent with last quarter as the Western states utilize the convenience that Clicklane has to offer.
We are pleased with the way Clicklane is growing and driving adoption rates. We are seeing great feedback from the customer experience.

You will hear us talk about Clicklane within the context of our overall business as it becomes an integral part for the dealership model in our results.
I will now hand the call over to Michael to discuss our financial performance. Michael?
Michael D. Welch - Asbury Automotive Group, Inc. - Senior VP & CFO

Thank you, Dan. To our investors, analysts, team members and other participants on the call, good morning. I would like to provide some financial highlights for our company for additional details on our financial performance for the quarter, please see our financial supplement in our
Press Release today and our investor presentation on our website.

Overall, adjusted net income was $168 million and adjusted EPS was $8.12 for the quarter.
Adjusted net income for the third quarter 2023 excludes, net of tax, a $2.7 million gain on sale of real estate and $1.3 million of professional fees related to the pending acquisition of Jim Koons Automotive. These items decreased 2023 third quarter diluted EPS by $0.07.
There were no adjustments to net income in the third quarter 2022.

Our effective tax rate for the third quarter of 2023 was 25.1%. We estimate our tax rate for the full year 2023 at 24.9%.
Excluding real estate purchases, we spent $77 million on capital expenditures year to date.
We expect full year 2023 CapEx to be $155 million as we continue to roll out planned CapEx related to our 2021 acquisitions.
Of this $155 million, about $15 million is expected to be related to the replacement of leased properties.

Year-to-date, TCA made a $71 million of pretax income. We are deploying TCA in our states with larger dealer presence, and we will have all of our current stores enabled with TCA by the end of first quarter 2024.
The deferrals associated with TCA rollout have begun to show up in our F&I results, which led to some headwinds in our PVR number. These trends will be more meaningful in 2024 as TCA expands within new and existing markets. We now expect pretax income for TCA 2023 to be $85 million.
Year-to-date, we generated $514 million of adjusted operating cash flow, a product of our robust and resilient business model.
Our balance sheet continues to be strong as we ended the quarter with approximately $1.7 billion of liquidity, comprised of cash, excluding cash of Total Care Auto, floorplan offset accounts and availability on both our used line and revolving credit facility. Last week, we reached an agreement to renew and upsize our credit facility, up from $2.55 billion to $2.8 billion at the same pricing as our previous agreement. The agreement extends the current credit facility to October 2028. This gives us the financial flexibility to support our long-term strategic objectives. We'd like to thank our
OEM and banking partners for their continued support.
Our pro forma adjusted net leverage was 1.7x at the end of September, reflecting the use of cash to repurchase shares earlier in the year.
As David mentioned, we anticipate using current balance sheet liquidity, mainly comprised of cash, floorplan offset accounts and used vehicle floorplan capacity towards the purchase of the pending Jim Koons acquisition. Also, pending the Koons acquisition, we anticipate our net leverage to be in the mid-2s. Our robust cash flow as a larger company will allow us to reduce leverage back to 2x or lower by the end of 2024.
Finally, I'm grateful for the hard work of our Asbury team members who help us operate at a high level and continue to focus on the customer experience each and every day. Thank you. I will now pass the call back to David for closing remarks.
David?
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Thank you, Michael. I want to close our prepared remarks with a big thank you to our team members and leaders within our organization. Your efforts are noticed and greatly appreciated. Thank you. Your commitment and dedication to making a great workplace environment has also been recognized nationally. We were recently named as one of America's Greatest Workplaces 2023 by Newsweek, receiving a 5 out of 5 star rating. And we were awarded 2024 Best Companies to Work For in the Retailers Industry by U.S. News & World Report. I commend all of you for fostering an enriching and welcoming work environment.
This clearly speaks to the quality of our store leaders and our team members committed to our vision. This concludes our prepared remarks. We will now turn the call over to our operator and take your questions. Rob?
OBER 24, 2023 / 2:00PM, ABG.N - Q3 2023 Asbury Automotive Group Inc Earnings Call
Q U E S T I O N S A N D A N S W E R S
Operator
(Operator Instructions)
Our first question comes from Daniel Imbro with Stephens.
Daniel Robert Imbro - Stephens Inc., Research Division - MD & Research Analyst
I want to start on maybe the used business. David, obviously, things have slowed there, but curious if you can provide some color on the cadence.
Did we see any noticeable changes month-to-month? And Dan, I think in your prepared remarks, you noted a focus on profitability over more volume, but GPU did still step back sequentially despite wholesale prices falling. So can you maybe talk about how you're thinking about used
GPUs in this environment as well?
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Yes. Daniel, this is David. I'll start and then Dan can jump in. With the used car gross profit, it's all about what you acquire the vehicle for. It's a competitive space. There's less vehicles out there. There's more shopping going on. So your cost of sale, as far as what we own the vehicle for, is creeping up a little bit, which has put pressure on the margin. We have chosen not to chase volume. So we're purchasing less cars at the auction than we normally would. Our thoughts are if we're purchasing at a higher rate through the auction, you would see lower PVRs.
We think we're getting close to a sustainable level. But in this dynamic environment, it's really difficult to predict what the future is going to be.
Daniel Clara - Asbury Automotive Group, Inc. - SVP of Operations

Daniel, Dan here. To answer your question, we did see some pressure in the valuation for the vehicles, specifically at the beginning of the quarter.
And -- so that put additional pressure on our margin a little bit more than we were expecting. I mean that's what we fell a little bit short. But I will tell you, the good news is we were able to adjust quickly. That is one of the benefits of keeping a 29 to 30 days supply. As market conditions change, we're able to adapt.
And if you look at -- from a wholesale perspective, because of the quick turnaround that we were able to adjust our wholesale perspective [sic, valuations] (added by company after the call). We didn't suffer on vehicles that we were wholesaling because we cannot retail at the store level.
Daniel Robert Imbro - Stephens Inc., Research Division - MD & Research Analyst
That's helpful. And maybe if I could follow up just on the new side of the business. Obviously, new GPU is probably a bright spot. Taking through it, I mean, domestic GPUs here are still over $4,200, David, versus pre-COVID of, call it, $1,700, $1,800. Can you just walk through the buckets of how, despite inventory building, domestic GPUs are still that much higher? Is it more premium? Is it OEMs being disciplined? And then what does that tell you about the future of new vehicle GPUs, given what you've seen so far in that segment?
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Daniel, I'll give you my best attempt. It's a great question. We're heavy with our domestic brand mix of Stellantis. So that impacts us a little bit compared to our peers, where -- as we've said when we've done these acquisitions, especially the Miller acquisition, there was a lot of domestic stores in there in the Mountain states. And as I said, when we acquired them, their gross profit margins or PVRs were higher than Asbury was. Asbury Automotive Group Inc Earnings Call
So while we are seeing some deterioration from all-time highs, we're still at very healthy profit margins. And even with the days supply creeping in some areas on domestic, we're still able to get good gross profit. So we're excited about that. We think it has a lot to do with the average age of the car park and the large down payments that our customers are still putting down.
Operator
Our next question is from John Murphy with Bank of America.
John Joseph Murphy - BofA Securities, Research Division - MD and Lead United States Auto Analyst
Just a couple of quick ones. David, first on Parts and Service, you indicated that integration stunted same-store sales a little bit. I'm just curious when you think that will resolve and how we should think about the opportunity in Parts and Service growth sort of mid and long term?
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Sure. I'll do my best, John, and others can jump in here. There was a lot of accounting consolidation that took place. And when that takes place, it's never convenient, it's never easy, and there's unfortunately hiccups with software integration, which makes it difficult for the results. At the same time, we're integrating some of our service software to make our stores out west a little bit more efficient in how they operate and sell their product.
As I said last quarter, I thought it'd be a quarter or 2. We're hoping by the end of the fourth quarter, we should have normalized and had everything integrated and start off fresh in Q1 of next year.
John Joseph Murphy - BofA Securities, Research Division - MD and Lead United States Auto Analyst
Okay. That's super helpful. On the used sourcing side, is this really just a function of a dearth of late model vehicles? And is there maybe a need to go older in the age spectrum until we regrow that population of units? Or do you think there's something sort of more structurally going on and the dynamics of who was getting vehicles in the competitive set in the used vehicle market?
Daniel Clara - Asbury Automotive Group, Inc. - SVP of Operations
John, this is Dan. As you can see, our cost of sale dropped $900 a car or around there, and so we're definitely bringing that cost of sale down with trying to really keep the older car for lack of a better term. We are -- those cars are harder to get. When we get them, we do everything within our power to put a safe, reliable car in the front line that we can sell to one of our guests.
But even at that point, you're talking about $31,000 in our cost of sales for a new car that is pretty high, and that has just been a product of what we've seen in the last few years where the acquisition cost of new cars has continued to grow.
John Joseph Murphy - BofA Securities, Research Division - MD and Lead United States Auto Analyst

Okay. And then just lastly, obviously, you're making big acquisitions, and that seems like it makes sense. You've got the cash flow balance sheet to do it. But at some point, David, that story will run out maybe to some degree. It might be many, many years. So I'm not saying it's happening anytime soon. But as you build out the network even further and go wider, ultimately, what kind of opportunity is there to go deeper in each market, whether it be sort of what we're just talking about sort of age of vehicle, on the sort of the turn or the second, third, fourth turn of the vehicle or the service work that might go in sort of 5 years, 10, 15 years? How do you think about that in eventuality of needing to and wanting to go after that?, 2023 / 2:00PM, ABG.N - Q3 2023 Asbury Automotive Group Inc Earnings Call
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
It's a great question, John. A few years ago, we were the smallest by far of the publics, and we've been trying to grow in markets where we think it will stabilize and strengthen our company, and we think we've effectively done that. And even though we've had a lot of acquisitions, I'll just remind everyone, when we close on the pending deal, it will be almost 2 years since we've acquired something. And in 2022, we divested of 16 stores.
So there's a lot of activity going on there. We've been building for the last few years to be an efficient organization, to be ready to scale, to be ready to support the OEMs and any consolidation that might take place over time. As you know, leasing has disappeared from the marketplace for the last few years for obvious reasons. So we think there's a lot of tailwinds down the road with leasing coming back with the OEMs, with the adoption of electric vehicles at some point in time, and with further consolidation.
We always have opportunity to deepen our relationship with our client base within our markets that we're in, from a service retention standpoint.
And as these vehicles become more complicated, we just think that we're the obvious choice to service a vehicle compared to independent shops.
So while the next couple of years might get a little bit bumpy with what goes on economically, what goes on in the world, we think as things start to settle down and get back to normal in the future, we'll be well positioned in the markets we're in with the brands that we're in to really deepen our relationship within the communities to expand our service retention and hopefully grow our new car numbers both through leasing and additional lift through SAAR.
Operator
Our next question comes from Rajat Gupta with JPMorgan.
Rajat Gupta - JPMorgan Chase & Co, Research Division - Research Analyst
Just had a couple here. On the Parts and Services impact from the integration and the software change, is there any way to quantify that impact at all in terms of how many points of same-store impact might have had? And I have a couple of follow-ups.
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Rajat, you integrate from an accounting standpoint, a consolidated look on your accounting through 50 stores, it doesn't go equally across some stores. Some have issues, some don't, some have more complicated issues that take a week or 2 to figure out and get the numbers correct and then you have the service software. I would tell you the stores that were impacted from a customer base standpoint because that's kind of the number that we focus on, it was anywhere from 10% to 15% disruption within those stores during the quarter.
Some brands were more than others, depending on parts availability that on top of that. But generally speaking, it was between 10% and 15% of those stores out west.
Rajat Gupta - JPMorgan Chase & Co, Research Division - Research Analyst
Got it. Got it. That's helpful. And just related to Parts and Services, we've had the Detroit 3 parts plant strike now almost 5 weeks into that. Could you give us a sense of when should we start to get concerned about, any kind of part shortages? Any way to quantify what the for day or impact could be with every day or shortage that you might see eventually? And also relatedly, do you expect to recover any of that once the strike and if you do end up having an impact? And I have one last follow-up.

Daniel Clara - Asbury Automotive Group, Inc. - SVP of Operations
Rajat, This is Dan. I'll start and then turn it over to David to add any additional comments. I will tell you that the time of -- we're seeing the biggest impact is starting now. We had enough days supply within our parts inventory when this all started, where we were still able to service our cars and take care of the guests in a timely fashion. But as the delivery centers, the parts warehouses have no employees and now the OEM is doing everything within their power to continue to ship parts to us, in some cases, we are not delivering, we're not receiving shipments and it's been days, if not weeks, since we received them.
The good news about our size and our scale is we're able to transfer parts amongst our stores where some of them have the part that we need for to satisfy another guest - whether it's in the East Coast or the West Coast. So we're working that to the best of our ability. But as this continues to prolong, the impact is going to be greater. And unfortunately, the one that gets affected is the end consumer.

David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Rajat, I'll add to that. We have a large wholesale parts operation that it's starting to impact as well because we're not able to deliver those parts to our customers. So that's concerning. So every week that goes by, where it's affecting our business, we saw this coming. Our parts managers were strategic and built up the inventories as best they could to prepare for this. And we came into it with a decent days supply of vehicles with all the brands.
But as you can imagine, as these weeks go on and they shut down certain plants, it's going to impact us in the fourth quarter. To what degree at this point, it's hard to determine, but we're certainly starting to feel it.
And as far as coming back -- just real quickly, as far as coming back, that's a hopeful thing. Either the consumer gets frustrated and trades the vehicle for another brand or they wait it out, you really just don't know what that's going to look like til you get to the other side.
Rajat Gupta - JPMorgan Chase & Co, Research Division - Research Analyst
Got it. Got it. That's helpful color. Just last one. I believe, Mike, I think in your prepared remarks, you mentioned that you expect the leverage for the company to go to the mid-2s with the Jim Koons deal? And then you mentioned you expect to get it back down to less than 2x by the end of
2024. Is that implicitly suggesting some sort of earnings cadence for next year?
I mean, if you were able to get to less than 2x by the end of next year, it would suggest that you're expecting EBITDA for the company, including
Jim Koons, to grow next year. Is that like an unreasonable assumption? Are we missing something there, in your statement there? Any thoughts would be curious.
Michael D. Welch - Asbury Automotive Group, Inc. - Senior VP & CFO
No. That's more of a cash flow issue. We're going to prioritize cash to paying down debt. And so that's just taking the cash flow that we'll have next year and using that to pay down the debt level that will take the net debt level that we'll take on as far as the Koons acquisitions.
Rajat Gupta - JPMorgan Chase & Co, Research Division - Research Analyst
Got it. Got it. But is that -- there's an implicit EBITDA assumption there, like in the 2x... 2023 / 2:00PM, ABG.N - Q3 2023 Asbury Automotive Group Inc Earnings Call
Michael D. Welch - Asbury Automotive Group, Inc. - Senior VP & CFO
There's an EBITDA assumption in there. I mean it's -- it takes the same-store EBITDA assumption with lower margins next year. But then add to that
Koons cash flow that is going to come with it. And so while same-store will be backwards a little bit because of the decline in new vehicle margins, we'll get a lift because of adding the Koons EBITDA.
Operator
(Operator Instructions)
Our next question comes from Ryan Sigdahl with Craig-Hallum Capital Group.
Ryan Ronald Sigdahl - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst of Institutional Research
I want to start with TCA. Can you talk a little bit more about maybe accounting nuance. Looking at ex profit, you expected $25 million started this year then it was $75, now $85. I guess, is that primarily a timing of when Asbury stores are rolling on to TCA? Or is there some other underlying assumption in their business impact? And then can you also talk maybe magnitude of negative impact next year?
Michael D. Welch - Asbury Automotive Group, Inc. - Senior VP & CFO
Yes. So two things in there. When we originally had the $25 million forecast, we expected higher used vehicle and new vehicle volumes for this year. And so as those came in less, we're in effect rolling off LHM stores for 2018 and '19. That's the income that's kind of rolling off as far the deferral.
And we're replacing it with less of a hit for this year because of the volumes being lower. So that's a big chunk of it.
And then the other piece is we did our large groups in Georgia and Florida where we have a lot of our volume for Asbury. The Georgia ones are fully rolled out. The Florida ones, we're going to go out this in the fourth quarter. We delayed that until the first quarter just with the Koons acquisition and some other things, just decided to push that off to the first quarter versus trying to stick it in during the holidays in the fourth quarter. So little bit of a delay of the Asbury stores in Florida rolling out, which is a big group for us and then just the lower volumes from both LHM and Asbury from our original projections.

And then for next year...
Ryan Ronald Sigdahl - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst of Institutional Research
Expect -- yes -- thank you.
Michael D. Welch - Asbury Automotive Group, Inc. - Senior VP & CFO
Yes. For next year, we're still working through the forecast of the units for next year in terms of what SAAR is going to be in used vehicle volumes.
But I would expect something close to that, call it, breakeven the $25 million range. So pretty fall -- pretty big fall off for next year just because we'll have the full year deferral of all the stuff that we rolled out this year, plus we'll have Florida rolling in next year.
Ryan Ronald Sigdahl - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst of Institutional Research
Great. Last question for me. You mentioned the F&I slightly lower attach rates. But then I look at Clicklane, and it's 74% finance, 26% cash transactions, which is identical to what it was in Q2. I guess can you talk through the dynamics of F&I attach rates between Clicklane and then the retail stores?
And anything you've seen in October would also be helpful there.

David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Sure, Ryan. This is David. I apologize, I might have got it wrong in the script. Normally, we -- of our F&I number per vehicle, 70% of it is product sales and 30% of it is reserve. In this past quarter, it was just about 67% products in the rest reserve. So the leakage was a little bit lower penetration on our product sales. We don't think it's a material number, but it was certainly down. So we thought we would call it out a little bit. We think we're a healthy business when we're 70% product sales and 30% reserve.
Ryan Ronald Sigdahl - Craig-Hallum Capital Group LLC, Research Division - Partner & Senior Research Analyst of Institutional Research
Got you. I may be just misunderstood as well. Anything to comment on October? Any change in trends there? And then that's it for me.
Daniel Clara - Asbury Automotive Group, Inc. - SVP of Operations
Ryan, this is Dan. No, what we've discussed is what we're experiencing for October.
Operator
Our next question is from Bret Jordan with Jefferies.
Bret David Jordan - Jefferies LLC, Research Division - MD & Equity Analyst
Any color on the UAW impact to GPUs in the third quarter and I guess into the fourth? Or is the broader market discounting less with concerns around supply shortage? Or is it not impacting?
Daniel Clara - Asbury Automotive Group, Inc. - SVP of Operations
Bret, this is Dan. Yes, we're starting to see a shift less of a discount before the strike was taking place, even though you could see it coming. There were a lot -- dealers were a lot more aggressive on the domestic side. And we have seen that scale back considerably now that we know where we are and the business going for a long time, I guess, it looks like it's up to them.
Bret David Jordan - Jefferies LLC, Research Division - MD & Equity Analyst
Okay. And then a question, I guess, it sort of got asked earlier, but now that you've got another quarter under your belt, do you have any feelings for what the new normal market average GPU is on new? I mean, are we going back to $2,000? Or is it just given the changes in the market going to stay higher than the historic levels?
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
Yes, Bret, I think across the peer space, it will differ by brand mix and whether it's luxury, domestic or import. The one thing that we've stated all along, and we still believe whatever it settles into, we believe that we'll be higher than we were in 2019 because of the mix of our company now and the brand mix. There's nothing to prove that model out. And there's a lot going on in the world right now to predict what the future is going to look like.
But we still believe that we should end up higher than 2019 levels, and we'll continue to manage our expenses as best we can to the size and scale of our business as far as what we're generating.

Bret David Jordan - Jefferies LLC, Research Division - MD & Equity Analyst
Okay. And then one quick question on Parts and Service. When you think about supply chain problems on parts, I guess, is there anything that prevents you from using aftermarket parts for post warranty work? I mean you could get out and stock up at O'Reilly if you had to? Or do OE agreements prohibit you from doing that?
David W. Hult - Asbury Automotive Group, Inc. - President, CEO & Director
So this is David. We do some aftermarket parts we generally try to stay away from it. We represent the manufacturers. We want to sell their parts.
We believe that they're the best quality parts in the market and they're what should be put on our guestsvehicles. But in certain circumstances to keep cars up and running and keep them on the road, we certainly do some business in aftermarket.
This concludes our call today. We appreciate everyone's participation, and we look forward to discussing our fourth quarter earnings down the road. Have a great day.
Operator
This concludes today's conference. You may disconnect your lines at this time, and we thank you for your participation.